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[KPMG LOGO]                                                         EXHIBIT 23.1

         Center Tower
         650 Town Center Drive
         Costa Mesa, CA 92626



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Provena Foods Inc.:

We consent to incorporation by reference in the Registration Statement (No.33-23852) on Form S-8 of Provena Foods Inc. of our report dated January 29, 2000, relating to the balance sheets of Provena Foods Inc. as of December 31, 1999 and 1998, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Provena Foods Inc.

                                   KPMG LLP

Orange County, California
March 16, 2000